Schedule 13D Exhibit J
                                        Schedule TO  Exhibit (d)(ii)

                   INTERIM MANAGEMENT SERVICES AGREEMENT

     This document is an INTERIM MANAGEMENT SERVICES AGREEMENT (this "Services Agreement"), is dated as of July 25, 2000, and is between

          INVENSYS  HOLDINGS  LIMITED  ("Invensys  Holdings"),   a  private
     limited company organized under the laws of England and Wales,

                                  - and -

          BAAN COMPANY N.V. ("Baan"), a public limited company (naamloze vennootschap) organized under the laws of The Netherlands.

                                  RECITALS

A. Simultaneously with the execution and delivery of this Services Agreement, Invensys Holdings, its parent company, Invensys plc ("Invensys"), a public limited company organized under the laws of England and Wales, and Baan, are entering into an Asset Purchase Agreement and Offer Amendment (the "Purchase Agreement") of even date herewith contemplating the waiver by Invensys Holdings of conditions precedent to Invensys Holdings' obligation to accept for payment and pay for Common Shares of Baan tendered pursuant to an offer (the "Offer") made by Invensys Holdings and the sale by Baan and purchase by Invensys Holdings of all of the business and assets of Baan.

B. Also, simultaneous with the execution and delivery of this Services Agreement, Invensys and Baan are executing and delivering an Interim Loan Agreement pursuant to which Invensys will provide Baan with secured interim financing from today until the closing (the "Closing") under the Purchase Agreement is completed.

C. In order to help assure the continued viability of Baan's business (the "Business") of designing, developing, selling, installing, and servicing enterprise business software, Baan desires Invensys Holdings to provide Baan, and Invensys Holdings is willing to provide Baan, certain management services from today until the Closing under the Purchase Agreement is completed on the terms and conditions set forth in this Services Agreement.

                            TERMS AND CONDITIONS

     In consideration of the matters recited above and of other good and valuable consideration, and intending to be legally bound by this Services Agreement, Invensys Holdings and Baan hereby agree as follows:

1.   SERVICES

     A. ENGAGEMENT. Baan hereby engages Invensys Holdings to provide Baan with such management services (the "Services") during the Term (as defined below in paragraph 1.B below) as Invensys Holdings deems necessary or appropriate to help assure the continued viability of Baan. Such services will include, but not be limited to, services in the following areas: accounting, finance, general administration, human resources, legal, production, research and development, sales and marketing, strategic development, treasury, and general management.

     B. TERM. The term (the "Term") of this Services Agreement will be the period beginning immediately after Invensys Holdings' public announcement (pursuant to Section 9.3 of the Purchase Agreement) of Invensys Holdings amended condition to the Offer and ending at the Closing.

2.   METHOD OF PERFORMANCE

     A. PERFORMANCE. Invensys Holdings will perform the Services during the Term under the general direction of the Management Board of Baan. Nothing in this Services Agreement, however, shall prevent the Management Board and Supervisory Board of Baan from performing their fiduciary duties or from taking (or refraining from taking) any action required as part of such fiduciary duties.

     B. STATUS. Invensys Holdings is an independent contractor. Nothing in this Services Agreement is intended to create an employee-employer, master-servant, or principal-agent relationship between Baan and Invensys Holdings or between Baan and any employee of Invensys Holdings.

     C. DIRECTION. In order to assure that Invensys Holdings will be able to carry out the Services, the Management Board of Baan will provide all Baan employees with a general instruction to carry out all management directions given by Invensys Holdings during the Term and specific written and oral directions as requested from time to time during the Term by Invensys Holdings to the same effect. Notwithstanding any other provision of this Services Agreement, the Management Board will not be required, and will not require any Baan employee, to follow any such instruction which is illegal, manifestly contrary to good business ethics, or manifestly unfair to Baan or its shareholders.

     D. DISCRETION. Invensys Holdings will exercise Invensys Holdings' own reasonable discretion in determining how Invensys Holdings performs the Services.

     E. FACILITIES. In performing the Services, Invensys Holdings will furnish all office services, equipment, and facilities Invensys Holdings needs to perform the Services. Baan may provide Invensys Holdings with services or facilities to assist Invensys Holdings' performance of the Services. Baan, however, will not be obligated to do so.

     F. AUTHORITY. Invensys Holdings will have no authority to enter into any agreement with any person or entity on behalf of Baan. Invensys Holdings will not represent to anyone that Invensys Holdings has any such authority. Baan will, however, at Invensys Holdings' written or oral request enter into any such agreements or transactions as Invensys Holdings deems necessary or appropriate in order carry out the Services.

     G. PAYMENTS CONCERNING INVENSYS HOLDINGS' EMPLOYEES. Invensys Holdings will be solely responsible for all salary, wages, benefits, withholding or income taxes, social insurance payments or contributions, unemployment taxes, workers' compensation, and other payments relating to Invensys Holdings' employees.

     H. ACTS OF INVENSYS HOLDINGS' EMPLOYEES. Invensys Holdings will be solely responsible for any damage or injury

          (1) caused by the acts or omissions of Invensys Holdings' employees resulting from the performance of Services or otherwise or

          (2) incurred by Invensys Holdings' employees in connection with the performance of Services.

          Invensys Holdings will indemnify and defend Baan, any and all members of its Management and Supervisory Boards, and all of its officers, executives, employees, agents, and advisors (collectively, the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any liability, cost, or expense (including attorneys' fees) arising out of any allegation or claim that any such damage or injury has occurred.

     I. LIABILITY. Invensys Holdings will not be responsible to Baan or any person or entity claiming through Baan for any liability, cost, or expense arising out of any action or failure to act on the part of Invensys Holdings in connection with the performance of Services unless, and then only to the extent that, Invensys Holdings' actions were grossly negligent, in bad faith or wilful misconduct.

3.   COMPENSATION

     A. FEES. In exchange for Invensys Holdings' performance of the Services, Baan will pay Invensys Holdings fees (the "Fees") of 5.0% of the expenses incurred by Invensys Holdings in carrying out the Services.

     B. EXPENSES. In addition to paying Invensys Holdings the Fees, Baan will reimburse Invensys Holdings for those reasonable and necessary travel, lodging, and meal expenses Invensys Holdings incurs in performing the Services. Baan, however, will not reimburse Invensys Holdings for expenses in excess of $250,000 unless the Baan Management Board authorizes a higher amount.

     C. TAXES. Invensys Holdings will be solely responsible for the payment of all taxes and other governmental charges which may result from any payment made to Invensys Holdings under this Services Agreement.

     D. PAYMENT. Periodically during the Term, Invensys Holdings will present to Baan invoices with supporting documentation evidencing its performance of Services. Baan will pay Invensys Holdings the Fees and reimburse Invensys Holdings' reimbursable expenses within 30 days after receiving such invoices.

4.   CONFIDENTIALITY

     A. GENERALLY. Invensys Holdings understands that Baan may disclose to Invensys Holdings Baan's confidential, proprietary. and trade secret information (the "Confidential Information") in order to assist Invensys Holdings' performance of Services.

     B. NONUSE AND NONDISCLOSURE. Invensys Holdings will hold all Confidential Information in confidence. Except as may be necessary or appropriate to carrying out the Services, Invensys Holdings will not disclose any Confidential Information to anyone unless the Baan Management Board authorizes Invensys Holdings to do so. Invensys Holdings will not use any Confidential Information for any purpose likely to be to Baan's competitive disadvantage

     C. PERMITTED USES. Notwithstanding paragraph 4.A above, Invensys Holdings' obligations of nonuse and nondisclosure of Confidential Information will not restrict Invensys Holdings' use and/or disclosure of any of the Confidential Information which:

          (1) Is publicly known or comes into the public domain without a breach by Invensys Holdings of its duties under this Services Agreement,

          (2) Has been or is subsequently disclosed to Invensys Holdings by another person who is not under an obligation of confidence to Baan,

          (3) Has been or is subsequently independently conceived or discovered by Invensys Holdings, or

          (4) Invensys Holdings is obligated to disclose pursuant to a nonappealable decree or other order of a court or other governmental authority.

     D. INVENTIONS. Invensys Holdings will report promptly to Baan any discovery or invention, whether or not patentable, Invensys Holdings makes, conceives, or develops during the course of performing the Services. On request of Baan, Invensys Holdings will assign to Baan such discoveries and inventions without additional compensation. Invensys Holdings will cooperate fully with Baan in Baan's efforts to perfect its title to and to exploit the value of any such discovery or invention.

     E. CONTINUING DUTIES. Invensys Holdings' duties under this paragraph 4 will continue in effect indefinitely during the Term and for one year thereafter.

5.   TERMINATION AND CANCELLATION

     A. TERMINATION. This Services Agreement may be terminated by mutual agreement at any time, but only by a written agreement which refers expressly to this Services Agreement and is signed by both parties.

     B. AUTOMATIC TERMINATION. This Services Agreement will terminate automatically, and have no further force or effect, upon termination of the Offer Agreement or the Purchase Agreement or upon the Closing.

     C. CANCELLATION. This Services Agreement may be cancelled by either party if and when

          (1) The other party has breached a material obligation under this Services Agreement,

          (2) The party desiring to cancel has delivered to the breaching party a written demand that the breaching party cure the breach,

          (3) The breaching party has failed to cure such breach within 30 days after receipt of the demand, and

          (4) The party desiring to cancel then delivers to the breaching party written notice of cancellation.

6.   MISCELLANEOUS

     A. AMENDMENTS. This Services Agreement may be amended at any time, but only by a written agreement which refers expressly to this Services Agreement and is signed by both parties. In addition, until Invensys owns, directly or indirectly, at least 95% of the outstanding Common Shares of Baan, any amendment of this Services Agreement shall also require the prior written consent of the "Continuing Members" under the Offer Agreement.

     B. NO THIRD PARTIES. The parties do not intend that this Services Agreement create any rights in or confer any benefits to anyone other than Baan and Invensys Holdings.

     C. GOVERNING LAW. This Services Agreement will be governed by the internal substantive laws of The Netherlands and will be enforced by Dutch courts.

     D. RELATIONSHIP WITH THE PURCHASE AGREEMENT. This Services Agreement is intended to amplify and supplement the Purchase Agreement. Wherever possible, this Services Agreement and the Purchase Agreement shall be construed as being consistent. Where particular matters are addressed expressly in this Services Agreement, the terms and conditions of this Services Agreement, and not those of the Purchase Agreement, shall govern. Otherwise, the terms and conditions of the Purchase Agreement, and not those of this Services Agreement, shall govern.

     E. COMPLETE AGREEMENT. This Services Agreement is only and entire understanding of Invensys Holdings and Baan about the subject of this Services Agreement. Accordingly, this Services Agreement supersedes all prior representations, warranties, covenants, commitments, guarantees or other agreements, whether oral or written, about the subject of this Services Agreement.

     F. UNCONDITIONAL GUARANTEE. Invensys hereby unconditionally and irrevocably guarantees to Baan the full and punctual performance of all of Invensys Holdings' obligations under this Services Agreement. Invensys agrees that any and all modifications, additions, or alterations which may be made in the terms of this Services Agreement or in the obligations to be performed thereunder, or any payments to be made on account thereof, or any grace, waiver, or forbearance on the part of either Invensys or Baan to the other, shall not in any way release Invensys from continuing and undiminished liability hereunder. Invensys hereby waives notice of any such modifications, additions, adjustments, grace, forebearance, or waiver except as required under this Services Agreement.

                                  - 5/6 -

To evidence their agreement, INVENSYS HOLDINGS LIMITED and BAAN COMPANY N.V. have signed this INTERIM MANAGEMENT SERVICES AGREEMENT below and delivered signed counterparts of this INTERIM MANAGEMENT SERVICES AGREEMENT to each other.


       INVENSYS HOLDINGS LIMITED                     BAAN COMPANY N.V.

By:    /s/ Frans D. Rosendaal           By:    /s/ Joost Van Lanschot
    -------------------------------          ------------------------------
           Frans D. Rosendaal                      Joost van Lanschot
           Attorney-in-Fact                         Attorney-in-Fact


As to paragraph 6.F:


             INVENSYS PLC

By:    /s/ Frans D. Rosendaal
    -------------------------------
           Frans D. Rosendaal
           Attorney-in-Fact

                                   - 7 -